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                                                                     EXHIBIT 3.9

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                                    PNV INC.


         PNV INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), does hereby certify that:

         I.       The name of the Corporation is PNV Inc.

         II. The Corporation's original Certificate of Incorporation was filed on September 18, 1995, under the name Park N' View, Inc.

         III. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, the Corporation has adopted this Amended and Restated Certificate of Incorporation, restating, integrating and further amending its Certificate of Incorporation, which Amended and Restated Certificate of Incorporation has been duly proposed by the directors and adopted by the stockholders of this Corporation (by written consent pursuant to Section 228 of the Delaware General Corporation Law) in accordance with the provisions of such Sections 242 and 245.

                                   ARTICLE I.

         The name of the Corporation is PNV Inc.

                                   ARTICLE II.

         The registered office of the Corporation is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, State of Delaware, 19805. The name of its registered agent at that address is Corporation Service Company.

                                  ARTICLE III.

         The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV.

         (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation shall have authority to issue is fifty eight million seven hundred fifty thousand



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(58,750,000) shares. The total number of shares of Common Stock which the
Corporation shall have authority to issue is fifty million (50,000,000) shares, and the par value of each share of Common Stock is $0.001. The total number of shares of Preferred Stock which the Corporation shall have authority to issue is eight million seven hundred fifty thousand (8,750,000) shares, and the par value of each share of Preferred Stock is $0.01. The Preferred Stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.

         (b) The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE V.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation.

                                   ARTICLE VI.

         The Board of Directors shall have that number of Directors set out in the bylaws of the Corporation as adopted or as set from time to time by a duly adopted amendment thereto by the Directors or stockholders of the Corporation.

                                  ARTICLE VII.

         Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the Corporation shall so provide.

                                  ARTICLE VIII.

         No action shall be taken by the stockholders except at an annual or special meeting of stockholders. The stockholders may not take action by written consent.


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                                   ARTICLE IX.

         Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the chairman of the Board of Directors or by a majority of the members of the Board of Directors, but special meetings may not be called by any other person or persons.

                                   ARTICLE X.

         Each reference in this Certificate of Incorporation to any provision of the Delaware General Corporation Law refers to the specified provision of the General Corporation Law of the State of Delaware, as the same now exists or as it may hereafter be amended or superseded.

                                   ARTICLE XI.

         To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify and advance indemnification expenses on behalf of all directors and officers of the Corporation. The Corporation shall indemnify such other persons as may be required by statute or by the bylaws of the Corporation. The Corporation may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or the bylaws of the Corporation, against any liability which may be asserted against any director, officer or such other person and may enter into contracts providing for the indemnification of any director, officer or such other person to the fullest extent permitted by Delaware law. The liability of directors of the Corporation (for actions or inactions taken by them as directors) for monetary damages shall be eliminated to the fullest extent permissible.

         If the Delaware General Corporation Law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. Any repeal or modification of this Article XI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.


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         IN WITNESS WHEREOF, PNV Inc. has caused this certificate to be signed by its duly authorized officer this ____ day of _______________, 1999.

                                    PNV INC.


                                    By: _________________________________
                                        Robert P. May, Chief Executive Officer